Exhibit 99.1
News Release

Tesco Corporation Reports Second Quarter 2017 Results

•	Liquidity of $72.5 million and no debt at the end of the second quarter, after funding approximately $5 million of working capital growth during the second quarter

•	Reported U.S. GAAP diluted EPS was a loss of $(0.26) on a net loss of $12.1 million and adjusted EPS was a loss of $(0.25) on an adjusted net loss of $11.6 million, after $0.5 million in charges

•	Adjusted EBITDA loss improved 17% to $(3.9) million in the second quarter

•	Revenue increased by 9% to $40.1 million, driven by stronger Tubular Services in North America

HOUSTON, August 8, 2017 -- Tesco Corporation ("TESCO" or the "Company") (NASDAQ: TESO) today reported second quarter 2017 financial and operating results.

Second Quarter Operating Results

Fernando Assing, TESCO's President and Chief Executive Officer, commented, "Our business continues to improve and the second quarter results reflect the benefit of the stronger U.S. land market and growing CDS sales as customers continue to recognize the benefits of drilling automation. Despite some new product shipping delays to the third quarter, revenue and EBITDA both improved sequentially."

TESCO reported revenue of $40.1 million in the second quarter of 2017, up from $36.7 million, or 9%, in the first quarter of 2017, and up from $33.6 million, or 19%, in the second quarter of 2016. The sequential increase in revenue was primarily from higher land tubular services and CDS sales in the U.S.

TESCO reported a U.S. GAAP net loss of $12.1 million, or $(0.26) per share, in the second quarter of 2017. Adjusted net loss for the quarter was $11.6 million, or $(0.25) per share, excluding special items, consisting primarily of charges related to restructuring costs. This compares to a U.S. GAAP net loss of $13.7 million, or $(0.29) per diluted share, in the first quarter of 2017, and a U.S. GAAP net loss of $18.9 million, or (0.47) per diluted share, in the second quarter of 2016. Adjusted net loss in the first quarter of 2017 was $13.4 million, or $(0.29) per diluted share, and in the second quarter of 2016 was $15.8 million, or $(0.39) per diluted share.

Adjusted EBITDA loss was $3.9 million in the second quarter of 2017 compared to an adjusted EBITDA loss of $4.7 million in the first quarter of 2017 on a 9% revenue increase. For the second quarter of 2017, U.S. GAAP operating loss was $11.5 million and adjusted operating loss was $11.4 million. This compares to the first quarter 2017 U.S. GAAP operating loss of $12.9 million and adjusted operating loss of $12.1 million, which excluded $0.8 million of charges.

Cash and cash equivalents as of June 30, 2017 decreased from the first quarter of 2017 by $10.6 million to $72.5 million primarily due to higher accounts receivable and inventory. Accounts receivable was impacted by approximately $4 million due to payment delays on certain top drive shipments and slower collections than anticipated from several larger customers. These balances should be collected in the third quarter of 2017. In addition, inventory increased by approximately $3 million due to two top drive orders shifting to the third quarter of 2017 and higher aftermarket inventory to support recertification projects shipping in the third quarter of 2017.

Free cash flow was a use of cash of $10.5 million before approximately $0.3 million of restructuring payments.

Products Segment

•
Revenue in the second quarter was $19.5 million, a $0.6 million, or 3%, decrease from the first quarter of 2017 and a $1.1 million, or 5%, decrease from the second quarter of 2016. This decline was primary due to a reduction in new product sales.

•
Product sales in the second quarter of 2017 included seven top drive units (4 new and 3 used), compared to six units (5 new and 1 used) sold in the first quarter of 2017, and eight units (5 new and 3 used) sold in the second quarter of 2016. We did not sell any new catwalks in the second quarter of 2017 compared to one new catwalk in the first quarter of 2017.

•	There were 113 top drives in our rental fleet at the end of the second quarter with a utilization of 15% compared to 14% for the first quarter.

•
U.S. GAAP operating loss before adjustments in the Products segment for the second quarter of 2017 was $0.4 million, or (2)% of revenue, a 0.5 million, or 56%, improvement from the first quarter of 2017. Second quarter operating loss and operating margin after adjustments were $0.6 million and (3)% respectively, a 1% increase from the first quarter of 2017.

•
At June 30, 2017, the top drive backlog was 5 units with a total potential value of $4.2 million, compared to 5 units at March 31, 2017, with a potential value of $4.1 million. This compares to a backlog of 9 units at June 30, 2016, with a potential value of $8.5 million. The trend towards short delivery times and intra-quarter book-and-ship transactions is expected to continue throughout 2017. Today, our top drive backlog stands at 6 units with a potential value of $5.1 million.

Tubular Services Segment

•
Revenue in the second quarter of 2017 was $20.6 million, a 24% increase from the first quarter of 2017 of $16.6 million and a 58% increase from the second quarter of 2016 of $13.0 million. This sequential increase was driven by higher U.S. land activity and greater CDS sales in the U.S.

•
U.S. GAAP operating loss before adjustments in the Tubular Services segment in the second quarter of 2017 was $4.5 million, a $1.2 million improvement from the first quarter of 2017. Second quarter operating loss and operating margin after adjustments were $4.1 million and (20)%, respectively, compared to $5.1 million and (31)% in the first quarter of 2017. The sequential improvement was driven by the higher CDS sales as certain reactivation costs offset the increased activity benefit in U.S. land.

Other Segments and Expenses

•
Research and Engineering U.S. GAAP costs for the second quarter of 2017 were $0.8 million, compared to $0.8 million in the first quarter of 2017 and $1.4 million in the second quarter of 2016. We continue to invest in the development, commercialization, and enhancement of our proprietary technologies.

•
Corporate and Other U.S. GAAP costs for the second quarter of 2017 were $5.8 million, a $0.3 million, or 5%, increase from the first quarter of 2017 and flat with the second quarter of 2016. This increase was driven by higher personnel related expenses and seasonal marketing costs.

•
Net foreign exchange loss in the second quarter of 2017 was $0.5 million, compared to net foreign exchange gain of $0.1 million in the first quarter of 2017 and $0.0 million in the second quarter of 2016, primarily from the currencies in Argentina and Russia weakening.

•	The effective tax rate for the second quarter of 2017 was a 3% expense compared to an 8% expense in the first quarter of 2017 and a 1% benefit in the second quarter of 2016.

•
Capital expenditures were $0.8 million in the second quarter of 2017, primarily for tubular services equipment and infrastructure projects, a $0.1 million increase from the first quarter of 2017 and a $0.3 million, or 27%, decrease from the second quarter of 2016.

Outlook

While there is some market speculation that U.S. rig count could decline in the second half of 2017, we have not seen strong evidence yet of any significant activity decline by our customers. We have also seen signs of upcoming activity improvements in certain international markets, both in land and offshore. In the third quarter of 2017, we expect overall revenue to increase sequentially primarily from growth in Tubular Services and new product sales. Cash levels are expected to remain approximately flat over the second quarter ending balance as EBITDA losses are expected to continue to decrease and working capital is reduced from the second quarter levels.

"During the second quarter, we continued to experience growth and improved profitability from several key initiatives, primarily CDS™ Evolution adoption and CDS sales. Customer interest in automated land tubular service offerings continues to increase and is expected to accelerate as our cementing accessories are deployed,” Mr. Assing said.

“As market uncertainty and pricing pressure increases in a lower-for-longer environment, it will be more important to continue to gain market share through technology deployments. As we look ahead to the third and fourth quarters, we see opportunities that have the potential to generate revenue and EBITDA improvements while keeping cash levels near current levels. The approximate $8.4 million invested in working capital and capital expenditures in the first half of 2017 positions us to continue to grow revenue in the second half of 2017 and to get closer to our goal of reaching breakeven EBITDA.”

“Tesco has invested in and remains well positioned in key international markets and sustained international activity and market share gains will be key to offset any potential North America market slow down. We continue to benefit from our strong balance sheet and will continue to pursue additional opportunities to invest our cash to fund growth and incremental profitability to outperform the market" Mr. Assing concluded.

Conference Call

The Company will conduct a conference call to discuss its results for the second quarter 2017 on August 8 at 9:00 a.m. Central Time. To participate in the conference call, dial 1-844-356-6029 inside the U.S. or 1-209-905-5912 outside the U.S. approximately 10 minutes prior to the scheduled start time. The conference call and all questions and answers will be recorded and made available until August 15. To listen to the replay, call 1-855-859-2056 inside the U.S. or 1-404-537-3406 outside the U.S. and enter conference ID 53211689#.

The conference call will be webcast live as well as by replay at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the "Investor Relations" section of the site.

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States, Canada and the European Union. Casing Drive System™, CDS™, is a trademark in the United States and Canada.

For further information please contact:
Chris Boone (713) 359-7000
Tesco Corporation

Caution Regarding Forward-Looking Information

This news release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate," "believe," "expect," "plan," "intend," "forecast," "target," "project," "may," "will," "should," "could," "estimate," "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this news release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of: levels and volatility of oil and gas prices; cyclical nature of the energy industry and credit risks of our customers; fluctuations of our revenue and earnings; operating hazards inherent in our operations; changes in governmental regulations, including those related to the climate and hydraulic fracturing; consolidation or loss of our customers; the highly competitive nature of our business; technological advancements and trends in our industry, and improvements in our competitors’ products; global economic and political environment, and financial markets; terrorist attacks, natural disasters and pandemic diseases; our presence in international markets, including political or economic instability, currency restrictions and trade and economic sanctions; cybersecurity incidents; protecting and enforcing our intellectual property rights; changes in, or our failure to comply with, environmental regulations; failure of our manufactured products and claims under our product warranties; availability of raw materials, component parts and finished products to produce our products, and our ability to deliver the products we manufacture in a timely manner; retention and recruitment of a skilled workforce and key employees; and ability to identify and complete acquisitions. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available through www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and through www.tescocorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our most recent Annual Report on Form 10-K for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)
Revenue	$40.1	$33.6	$76.9	$69.0
Operating expenses
Cost of sales and services	44.8	43.7	87.3	90.5
Selling, general and administrative	6.0	7.7	12.4	14.0
Long-lived asset impairments	—	—	—	35.5
Research and engineering	0.8	1.4	1.6	3.0
	51.6	52.8	101.3	143.0
Operating loss	(11.5)	(19.2)	(24.4)	(74.0)
Interest expense (income), net	—	(0.2)	—	0.2
Foreign exchange loss	0.5	—	0.3	1.2
Other expense (income)	(0.2)	0.1	(0.3)	—
Loss before income taxes	(11.8)	(19.1)	(24.4)	(75.4)
Income tax provision (benefit)	0.3	(0.2)	1.4	0.3
Net loss	$(12.1)	$(18.9)	$(25.8)	$(75.7)
Loss per share:
Basic	$(0.26)	$(0.47)	$(0.55)	$(1.90)
Diluted	$(0.26)	$(0.47)	$(0.55)	$(1.90)
Weighted average number of shares:
Basic	46.7	40.4	46.7	39.8
Diluted	46.7	40.4	46.7	39.8

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$72.5	$91.5
Accounts receivable trade, net	43.6	33.3
Inventories, net	74.8	76.2
Other current assets	19.6	20.0
Total current assets	210.5	221.0
Property, plant and equipment, net	111.3	120.7
Other assets	2.6	2.6
Total assets	$324.4	$344.3
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$17.2	$13.5
Accrued and other current liabilities	16.4	17.1
Income taxes payable	2.4	2.1
Total current liabilities	36.0	32.7
Deferred income taxes	0.3	0.4
Other liabilities	1.7	1.6
Shareholders' equity	286.4	309.6
Total liabilities and shareholders’ equity	$324.4	$344.3

TESCO CORPORATION
Consolidated Statement of Cash Flows
(in millions)

	Six Months Ended June 30,
	2017	2016
	(Unaudited)
Operating Activities
Net loss	$(25.8)	$(75.7)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	11.8	15.2
Stock compensation expense	2.7	2.1
Bad debt expense (recovery)	(0.9)	0.6
Deferred income taxes	(0.1)	(0.3)
Amortization of financial items	—	0.3
Gain on sale of operating assets	(1.2)	(0.4)
Long-lived asset impairments	—	35.5
Changes in the fair value of contingent earn-out obligations	—	(0.1)
Changes in operating assets and liabilities:
Accounts receivable trade, net	(9.2)	24.6
Inventories, net	1.4	6.7
Prepaid and other current assets	0.3	4.3
Accounts payable and accrued liabilities	1.0	(14.8)
Income taxes payable	(0.1)	0.9
Other non-current assets and liabilities, net	(0.3)	(0.2)
Net cash used in operating activities	(20.4)	(1.3)
Investing Activities
Additions to property, plant, equipment and intangibles	(1.5)	(1.9)
Proceeds on sale of operating assets	2.2	2.5
Net cash provided by investing activities	0.7	0.6
Financing Activities
Proceeds from stock issuance	—	47.0
Stock issuance costs	—	(0.3)
Changes in restricted cash	0.7	—
Net cash provided by financing activities	0.7	46.7
Change in cash and cash equivalents	(19.0)	46.0
Cash and cash equivalents, beginning of period	91.5	51.5
Cash and cash equivalents, end of period	$72.5	$97.5
Supplemental cash flow information
Cash payments for interest	$—	$0.2
Cash payments for income taxes, net of refunds	1.3	0.9
Property, plant and equipment accrued in accounts payable	0.8	1.3

TESCO CORPORATION
Segment Results
(in millions, except per share information)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2017	2016	2017	2017	2016
Segment revenue	(Unaudited)
Products
Products sales	$5.3	$8.4	$5.9	$11.3	$12.6
Rental services	5.7	5.9	5.3	10.9	12.5
Aftermarket sales and services	8.5	6.3	8.9	17.4	12.1
	19.5	20.6	20.1	39.6	37.2
Tubular Services
Land	12.2	7.8	10.3	22.6	18.6
Offshore	4.5	4.4	4.2	8.7	11.8
CDS, Parts & Accessories	3.9	0.8	2.1	6.0	1.4
	20.6	13.0	16.6	37.3	31.8

Consolidated revenue	$40.1	$33.6	$36.7	$76.9	$69.0

Segment operating loss:
Products	$(0.4)	$(2.7)	$(0.9)	$(1.3)	$(41.9)
Tubular Services	(4.5)	(9.3)	(5.7)	(10.2)	(15.3)
Research and Engineering	(0.8)	(1.4)	(0.8)	(1.6)	(3.0)
Corporate and Other	(5.8)	(5.8)	(5.5)	(11.3)	(13.8)
Consolidated operating loss	$(11.5)	$(19.2)	$(12.9)	$(24.4)	$(74.0)

U.S. GAAP consolidated net loss	$(12.1)	$(18.9)	$(13.7)	$(25.8)	$(75.7)
U.S. GAAP loss per share (diluted)	$(0.26)	$(0.47)	$(0.29)	$(0.55)	$(1.90)

Adjusted EBITDA(a) (as defined)	$(3.9)	$(7.5)	$(4.7)	$(8.6)	$(15.2)

________________________

(a)	See explanation of Non-GAAP measure below.

Non-GAAP Measures

Our management reports our financial statements in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") but evaluates our performance based on non-GAAP measures as defined under the SEC's Regulation G. These measures may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Non-GAAP measures should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

 Our management uses Non-GAAP measures:

•	to assess the performance of the Company’s operations;

•	as a method used to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (1)
 (in millions)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2017	2016	2017	2017	2016
Net loss under U.S. GAAP	$(12.1)	$(18.9)	$(13.7)	$(25.8)	$(75.7)
Income tax expense (benefit)	0.4	(0.2)	1.0	1.4	0.3
Depreciation and amortization	5.8	7.2	6.0	11.8	15.2
Interest expense	—	0.2	0.1	0.1	0.7
Stock compensation expense-non-cash	1.5	1.0	1.2	2.7	2.1
Severance & restructuring charges	0.5	2.9	0.7	1.2	5.9
Bad debt from certain accounts	(0.4)	—	—	(0.4)	0.3
Foreign exchange loss (gain)	0.4	—	(0.1)	0.3	1.2
Asset sale reserves	—	(0.7)	—	—	(3.0)
Warranty & legal reserves	—	0.7	0.1	0.1	0.7
Inventory reserves	—	0.2	—	—	1.3
Long-lived asset impairments	—	—	—	—	35.5
Credit facility costs	—	0.1	—	—	0.3
Adjusted EBITDA	$(3.9)	$(7.5)	$(4.7)	$(8.6)	$(15.2)

(1)
Adjusted EBITDA consists of earnings (net income or loss) attributable to TESCO before interest expense, income tax expense (benefit), depreciation and amortization, severance and restructuring charges, foreign exchange gains or losses, noted income or charges from certain accounts, non-cash stock compensation, non-cash impairments and other non-cash items.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as interest expense, income tax expense (benefit), depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, severance and restructuring charges, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

TESCO CORPORATION
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss) (2)
 (in millions except earnings per share data)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2017	2016	2017	2017	2016
Net loss under U.S. GAAP	$(12.1)	$(18.9)	$(13.7)	$(25.8)	$(75.7)
Severance & restructuring charges	0.4	2.6	0.6	1.0	5.6
Bad debt on certain accounts	(0.4)	—	—	(0.4)	0.3
Certain foreign exchange losses (gains)	0.7	0.2	(0.4)	0.3	1.3
Asset sale reserves	—	(0.7)	—	—	(3.0)
Warranty & legal reserves	—	0.7	0.1	0.1	0.7
Inventory reserves	—	0.2	—	—	1.3
Long-lived asset impairments	—	—	—	—	35.5
Credit facility costs	—	0.1	—	—	0.3
Certain tax-related charges	(0.2)	—	—	(0.2)	—
Adjusted net loss	$(11.6)	$(15.8)	$(13.4)	$(25.0)	$(33.7)

Diluted loss per share under U.S. GAAP	$(0.26)	$(0.47)	$(0.29)	$(0.55)	$(1.90)
Severance & restructuring charges	0.01	0.07	0.01	0.02	0.14
Bad debt on certain accounts	(0.01)	—	—	(0.01)	0.01
Certain foreign exchange losses (gains)	0.01	—	(0.01)	0.01	0.03
Asset sale reserves	—	(0.01)	—	—	(0.08)
Warranty & legal reserves	—	0.02	—	—	0.02
Inventory reserves	—	—	—	—	0.03
Long-lived asset impairments	—	—	—	—	0.89
Credit facility costs	—	—	—	—	0.01
Certain tax-related charges	—	—	—	—	—
Adjusted diluted loss per share	$(0.25)	$(0.39)	$(0.29)	$(0.53)	$(0.85)

(2)
Adjusted net income (loss) is a non-GAAP measure comprised of net income attributable to TESCO excluding the impact of severance and restructuring charges, non-cash impairments, noted income or charges from certain accounts and certain tax-related charges.

We believe adjusted net income (loss) is useful to an investor in evaluating our operating performance because:

•	it is a consistent measure of the underlying results of the Company’s business by excluding items that could mask the Company's operating performance;

•
it is widely used by investors in our industry to measure a company's operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluding items to be outside of the Company's normal operating results; and

•	it helps investors identify and analyze underlying trends in the business.

TESCO CORPORATION
Non-GAAP Measure - Adjusted Operating Income (Loss)(3)
 (in millions)

	Three Months Ended June 30, 2017
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(0.4)	$(4.5)	$(0.8)	$(5.8)	$(11.5)
Severance & restructuring charges	0.2	0.4	(0.1)	—	0.5
Bad debt on certain accounts	(0.4)	—	—	—	(0.4)
Adjusted operating loss	$(0.6)	$(4.1)	$(0.9)	$(5.8)	$(11.4)

	Three Months Ended June 30, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(2.7)	$(9.3)	$(1.4)	$(5.8)	$(19.2)
Severance & restructuring charges	0.8	2.0	0.1	—	2.9
Warranty & legal reserves	—	0.7	—	—	0.7
Asset sale reserves	(0.6)	(0.1)	—	—	(0.7)
Inventory reserves	0.1	0.1	—	—	0.2
Credit facility costs	—	—	—	0.1	0.1
Adjusted operating loss	$(2.4)	$(6.6)	$(1.3)	$(5.7)	$(16.0)

	Three Months Ended March 31, 2017
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(0.9)	$(5.7)	$(0.8)	$(5.5)	$(12.9)
Severance & executive retirement charges	0.1	0.6	—	—	0.7
Warranty & legal reserves	0.1	—	—	—	0.1
Adjusted operating loss	$(0.7)	$(5.1)	$(0.8)	$(5.5)	$(12.1)

	Six Months Ended June 30, 2017
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(1.3)	$(10.2)	$(1.6)	$(11.3)	$(24.4)
Severance & restructuring charges	0.3	1.0	(0.1)	—	1.2
Bad debt on certain accounts	(0.4)	—	—	—	(0.4)
Warranty & legal reserves	0.1	—	—	—	0.1
Adjusted operating loss	$(1.3)	$(9.2)	$(1.7)	$(11.3)	$(23.5)

	Six Months Ended June 30, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(41.9)	$(15.3)	$(3.0)	$(13.8)	$(74.0)
Severance & restructuring charges	1.4	4.3	—	0.2	5.9
Bad debt on certain accounts	0.3	—	—	—	0.3
Asset sale reserves	(0.8)	(2.2)	—	—	(3.0)
Warranty & legal reserves	—	0.7	—	—	0.7
Inventory reserves	1.0	0.3	—	—	1.3
Long-lived asset impairments	33.6	—	—	1.9	35.5
Credit facility costs	—	—	—	0.1	0.1
Adjusted operating loss	$(6.4)	$(12.2)	$(3.0)	$(11.6)	$(33.2)

(3)
Adjusted operating income (loss) is a non-GAAP measure comprised of operating income (loss) attributable to TESCO excluding the impact of severance and restructuring charges, non-cash impairments and noted income or charges from certain accounts. Management uses adjusted operating income (loss) as a measure of the performance of the Company’s operations.

We believe adjusted operating income (loss) is useful to an investor in evaluating our operating performance because:

•	it is a consistent measure of the underlying results of the Company’s business by excluding items that could mask the Company's operating performance;

•
it is widely used by investors in our industry to measure a company's operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluding items to be outside of the Company's normal operating results; and

•	it helps investors identify and analyze underlying trends in the business.

TESCO CORPORATION
Non-GAAP Measure - Free Cash Flow(4)
 (in millions)

	Three Months Ended June 30, 2017	Three Months Ended March 31, 2017	Six Months Ended June 30, 2017
Net cash used in operating activities	$(11.5)	$(8.9)	$(20.4)
Capital expenditures	(0.8)	(0.7)	(1.5)
Proceeds on asset sales	1.8	0.4	2.2
Free cash flow	(10.5)	(9.2)	(19.7)
Severance & restructuring payments	(0.3)	(1.1)	(1.4)
Adjusted free cash flow	$(10.2)	$(8.1)	$(18.3)

(4)
Free cash flow is a non-GAAP measure comprised of cash flow from operations, capital expenditures and proceeds on asset sales. Adjusted free cash flow excludes the impact of severance and restructuring payments.

We believe free cash flow is useful to an investor in evaluating our operating performance because:

•	it measures the Company's ability to generate cash;

•	it is widely used by investors in our industry to measure a company's cash flow performance; and

•	it helps investors identify and analyze underlying trends in the business.